Exhibit 99.2

        AMC ENTERTAINMENT INC.

OFFER FOR ALL OUTSTANDING
8% SENIOR SUBORDINATED NOTES DUE 2014
CUSIP #001669AP5
CUSIP #U02381AD0
 IN EXCHANGE FOR
8% SENIOR SUBORDINATED NOTES DUE 2014
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933,
AS AMENDED

To:
BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

        AMC Entertainment Inc. (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated            , 2004 (the "Prospectus"), to exchange (the "Exchange Offer") its 8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for its outstanding 8% Senior Subordinated Notes due 2014 (the "Original Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated February 24, 2004 by and among the Company and the initial purchasers referred to therein.

        We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

        1.     Prospectus dated            , 2004; and

        2.     A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

        YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON            , 2004, UNLESS EXTENDED BY THE COMPANY (THE "EXPIRATION DATE"). ORIGINAL NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

        To participate in the Exchange Offer, a tendering holder must, on or prior to the Expiration Date, transmit an agent's message to the Exchange Agent.

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to HSBC Bank USA, the Exchange Agent for the

Exchange Offer, at the address and telephone number set forth in the Prospectus under the caption "The Exchange Offer—The Exchange Agent."

Very truly yours,
AMC ENTERTAINMENT INC.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

Enclosures